EXHIBIT 5.1






                                 December 7, 2001




Board of Directors
Talk America Holdings, Inc.
12020 Sunrise Valley Drive
Reston, Virginia 20190

Gentlemen:

            I am general counsel to Talk America Holdings, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the Company's filing pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-8 (the "Registration Statement"), relating to the issuance of 6,059,700 shares (the "Option Shares") of the Company's common stock, par value $0.01 per share, upon the exercise of certain non-qualified stock options (collectively, the "Options") granted or to be granted to employees of the Company and its subsidiaries, including such options as may be granted under the Company's 2001 Non-Officer Long Term Incentive Plan.

            I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its Bylaws and resolutions of its Board of Directors, as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

            On the basis of the foregoing, I am of the opinion that the Option Shares have been duly authorized by the Board of Directors of the Company and, upon exercise of the Options and payment of the option price of such Options as provided therein, the Option Shares will be legally issued, fully paid and non-assessable.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.


                                             Sincerely yours,



                                             /s/ Aloysius T. Lawn, IV
                                             -----------------------------
                                             General Counsel and Secretary